                            SCHEDULE 14A INFORMATION
              SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                           AXYS PHARMACEUTICALS, INC.
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]  No fee required.
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    previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                           AXYS PHARMACEUTICALS, INC.
                                180 KIMBALL WAY
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 27, 1998

TO THE STOCKHOLDERS OF AXYS PHARMACEUTICALS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AXYS PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), will be held on Wednesday, May 27, 1998 at 9:00 a.m. local time at 180 Kimball Way, South San Francisco, California for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1998.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 28, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          John P. Walker
                                          Chairman and Chief Executive Officer

South San Francisco, California
April 30, 1998

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                           AXYS PHARMACEUTICALS, INC.
                                180 KIMBALL WAY
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 27, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Axys Pharmaceuticals, Inc., a Delaware corporation ("Axys" or the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, May 27, 1998, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 180 Kimball Way, South San Francisco, California. The Company intends to mail this proxy statement and accompanying proxy card on or about April 30, 1998, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other employees of the Company. No additional compensation will be paid to directors, officers or other employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on April 28, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 28, 1998 the Company had outstanding and entitled to vote 29,998,477 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 180 Kimball Way, South San Francisco, California 94080, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than December 31, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors (the "Board") is currently comprised of nine members. Each of the nominees is currently a director of the Company and five were previously elected by the stockholders at the 1997 Annual Meeting. Three directors, Kevin J. Kinsella, Irwin Lerner and J. Leighton Read, M.D., were elected by the Board of Directors in connection with the merger of the Company and Sequana Therapeutics, Inc. ("Sequana") in January 1998 (the "Merger"). Ann
M. Arvin, M.D. was appointed by the Board in 1997. Mr. Kinsella is not standing for reelection, and the Board will be reduced to eight members as of the Annual Meeting. There are eight nominees for the eight Board positions authorized by the Board pursuant to the Company's Bylaws. If elected, each of the nominees will hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees, their ages as of February 28, 1998, and certain information about them are set forth below:

                                                  PRINCIPAL OCCUPATION/POSITION HELD
                NAME                  AGE                  WITH THE COMPANY
                ----                  ---         ----------------------------------
John P. Walker......................  49    Chairman, Chief Executive Officer and Director
Ann M. Arvin, M.D...................  49    Director
Brook H. Byers......................  52    Director
Anthony B. Evnin, Ph.D..............  56    Director
Vaughn M. Kailian...................  53    Director
Donald Kennedy, Ph.D................  66    Director
Irwin Lerner........................  67    Director
J. Leighton Read, M.D...............  47    Director

     John P. Walker has been Chief Executive Officer and a director of the Company since 1993 and was appointed as Chairman of the Board in January 1998. From 1993 to January 1998, he was also President of the Company. Prior to his association with the Company, Mr. Walker was the Chairman and Chief Executive Officer of Vitaphore Corporation, a medical device company which was sold to Union Carbide in 1990, and for a period of 15 years was an executive with American Hospital Supply Corporation, most recently serving as President of the Hospital Company. Mr. Walker also serves as Chairman of Signal Pharmaceuticals, Inc. and is on the board of directors of Microcide Corporation and Geron Corporation.

     Ann M. Arvin, M.D., has been a director of the Company since September 1997. Dr. Arvin is Professor of Pediatrics and Microbiology/Immunology, at Stanford University School of Medicine, Stanford, California. Dr. Arvin is also Associate Chair for Academic Affairs, Department of Pediatrics, and Chief of the Infectious Disease Service of the Lucile Salter Packard Children's Hospital at Stanford. Since 1978, Dr. Arvin has taught at the Stanford University School of Medicine. She is also currently a member of the Scientific Advisory Board of Aviron.

     Brook H. Byers, through Kleiner Perkins Caufield & Byers, was an original investor in the Company and has served as a member of its Board of Directors since October 1990. Mr. Byers is a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm which he joined in 1977. He has been the founding president and chairman of four life sciences companies: Hybritech Incorporated, IDEC Pharmaceuticals Corporation, InSite Vision Inc. and Ligand Pharmaceuticals Incorporated. Mr. Byers also serves as a director of Nanogen, Inc. and a number of privately held technology companies. Mr. Byers sits on the University of California, San Francisco Foundation Board of Directors and is a director of the California Healthcare Institute.

     Anthony B. Evnin, Ph.D., through Venrock Associates, was an original investor in the Company and has served as a member of its Board of Directors since April 1989. He is a general partner of Venrock Associates, a venture capital firm which he joined in 1974. Dr. Evnin is a director of Centocor, Inc., Opta Food Ingredients, Inc., Ribozyme Pharmaceuticals, Inc. and Triangle Pharmaceuticals, Inc. He also serves as a director of several private companies.

     Vaughn M. Kailian has been a director of the Company since December 1995. Mr. Kailian is President, Chief Executive Officer and a director of COR Therapeutics, Inc., a biotechnology company, and has served in such capacities since March 1990. Mr. Kailian also serves as a director of Amylin
Pharmaceuticals, Inc.

     Donald Kennedy, Ph.D., has been a director of the Company since December 1996. Dr. Kennedy is the Bing Professor of Environmental Science and President Emeritus at Stanford University where he co-directs the Global Environmental Forum in the Institute for International Studies. He has served in such capacities since September 1993. From September 1980 to September 1992, Dr. Kennedy was the President of Stanford University. He served previously as Commissioner of the U.S. Food and Drug Administration. Dr. Kennedy also serves as a director of Cortech, Inc.

     Irwin Lerner has been a director of the Company since January 1998. Mr. Lerner was a director of Sequana from June 1994 until January 1998, when Sequana merged with the Company. Mr. Lerner served as Sequana's Chairman of the Board from May 1995 until January 1998. Mr. Lerner served as Chairman of the Board and of the Executive Committee of Hoffmann-La Roche Inc., a pharmaceutical and health care company, from January 1993 until his retirement in September 1993, and also served as its President and Chief Executive Officer from 1980 through 1992. Mr. Lerner also serves on the Boards of Directors of Public Service Enterprise Group, Humana Inc., Covance Inc., several private companies and is Chairman of the Board of Medarex Inc. He is currently Distinguished Executive-in-Residence at Rutgers University Graduate School of Management.

     J. Leighton Read, M.D., has been a director of the Company since January 1998. Dr. Read is Chairman of the Board, Chief Executive Officer and a founder of Aviron, a biopharmaceutical company. In 1987, Dr. Read co-founded Affymax N.V. with Dr. Alejandro Zaffaroni, serving initially as its Executive Vice President and Chief Operating Officer and later as President of the Pharma Division and as a Managing Director of the parent company. Prior to that, he was a partner in Interhealth Limited, an investment partnership. Dr. Read has served on the boards of a number of private biotechnology companies and currently serves on the board of CV Therapeutics, Inc., and is a member of the Biotechnology Industry Organization Board of Directors and Emerging Companies Section Governing Body.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1997, the Board of Directors held eight meetings. The Board has an Audit Committee, a Compensation Committee and an Option Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to: review the results of the annual audit and discuss the financial statements; recommend to the Board the independent auditors to be retained by the Company; and receive and consider the accountants' comments as to internal controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. In 1997, the Audit Committee was composed of two non-employee directors, Dr. Sievertsson, who resigned from the Board in January 1998 in connection with the Merger, and Dr. Evnin. It met once during the year ended December 31, 1997. In February 1998, Mr. Lerner and Dr. Read replaced Drs. Sievertsson and Evnin on the Audit Committee.

     The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for all employees and executive officers, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. In 1997, the Compensation Committee was composed of two non-employee directors, Mr. Byers and Dr. Evnin. It met twice during the year ended December 31, 1997. In February 1998, Mr. Kailian replaced Mr. Byers on the Compensation Committee.

     The Option Committee administers the Company's 1989 Stock Plan and 1997 Equity Incentive Plan for stock option grants to non-executive officer employees of the Company. The Option Committee has the authority to approve the price and terms of such options, within the limits set by the Board. The Option Committee is composed of Mr. Walker.

     During the year ended December 31, 1997, all directors except Mr. Mendelson, a director of the Company in 1997 who resigned in January 1998 in connection with the Merger, attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively. Mr. Mendelson attended the regular meetings held during the fiscal year ended December 31, 1997; however, he was unable to attend two special meetings of the Board.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since the Company's inception. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL
2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 28, 1998 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table; (iii) all directors and executive officers as a group; and
(iv) those stockholders known by the Company to be beneficial owners of more than five percent of the Company's Common Stock.

     The information as to each person has been furnished by such person and Schedules 13D and 13G filed with the Securities and Exchange Commission, and each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person, except as otherwise indicated and subject to community property laws where applicable.

                                                              NUMBER OF
                                                              BENEFICIAL
                                                              OWNERSHIP    PERCENT OF
                      BENEFICIAL OWNER                          SHARES      TOTAL(1)
                      ----------------                        ----------   ----------
John P. Walker(2)...........................................    332,521       1.1%
Daniel H. Petree, J.D.(3)...................................     86,844         *
Timothy J.R. Harris, Ph.D.(4)...............................     63,089         *
Frederick J. Ruegsegger(5)..................................     16,482         *
Michael C. Venuti, Ph.D.(6).................................     67,914         *
Natalie J. Warner, M.D.(7)..................................     33,576         *
Ann M. Arvin, M.D...........................................          0         *
Brook H. Byers(8)...........................................     34,731         *
Anthony B. Evnin, Ph.D.(9)..................................     35,925         *
Vaughn M. Kailian(10).......................................     12,199         *
Donald Kennedy, Ph.D.(11)...................................      3,750         *
Kevin J. Kinsella(12).......................................    436,484       1.5%
Irwin Lerner(13)............................................     67,725         *
J. Leighton Read, M.D.......................................      3,000         *
Heinz W. Gschwend, Ph.D.(14)................................    109,391         *
All directors and executive officers as a group (14
  Persons)(15)..............................................  1,194,106       4.0%

---------------
  * Less than 1 percent.

 (1) Percentage of beneficial ownership is based on 29,989,508 shares of Common Stock outstanding as of February 28, 1998 and includes shares which certain executive officers, directors and principal stockholders of the Company have the right to acquire within 60 days after February 28, 1998 pursuant to outstanding options and warrants.

 (2) Includes 168,714 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998. Also includes an aggregate of 8,574 shares beneficially owned by Mr. Walker's wife as trustee of educational trusts for his children.

 (3) Includes 2 shares held by Mr. Petree's children and 84,272 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

 (4) Includes 2,500 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

 (5) Includes 15,833 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

 (6) Includes 63,479 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

 (7) Includes 28,760 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

 (8) Includes 670 shares issuable upon exercise of a warrant held by Kleiner Perkins Caufield & Byers VI ("Kleiner Perkins") exercisable within 60 days of February 28, 1998 and 88 shares issuable upon exercise of a warrant held by KPCB VI Founders Fund ("KPCB") exercisable within 60 days of February 28, 1998. Mr. Byers is a general partner of Kleiner Perkins. Mr. Byers disclaims beneficial ownership of the shares held by Kleiner Perkins except to the extent of his pro rata interest therein. Also includes 1,875 shares issuable upon exercise of outstanding options held by Mr. Byers exercisable within 60 days of February 28, 1998.

 (9) Includes 1,875 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

(10) Consists of shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

(11) Consists of shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

(12) Includes 55,350 shares held by the Kevin J. Kinsella Charitable Trust, of which Mr. Kinsella is Trustee; 369,885 shares held by the Kevin J. Kinsella Declaration Trust, of which Mr. Kinsella is Trustee; 8,999 shares held by Mr. Kinsella's spouse; and 2,250 shares held in the Maura Jane Elizabeth Southwell Trust, of which Mr. Kinsella is Trustee and disclaims beneficial ownership.

(13) Includes 1,350 shares beneficially owned by Mr. Lerner's wife.

(14) Includes 45,105 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998. Dr. Gschwend resigned from the Company in December 1997.

(15) Includes an aggregate of 383,257 shares issuable upon exercise of outstanding options and 758 shares issuable upon exercise of warrants exercisable within 60 days of February 28, 1998. See footnotes 2 through 11.

                EXECUTIVE OFFICERS, KEY EMPLOYEES AND SECRETARY

     Set forth below is information regarding executive officers, key employees and the Secretary of the Company as of February 28, 1998.

                 NAME                    AGE             POSITION WITH THE COMPANY
                 ----                    ---             -------------------------
                                                Chairman, Chief Executive Officer and
John P. Walker.........................  49     Director
Daniel H. Petree, J.D..................  42     President, Chief Operating Officer
Frederick J. Ruegsegger................  42     Senior Vice President, Finance and Corporate
                                                Development and Chief Financial Officer
Michael C. Venuti, Ph.D................  44     Senior Vice President, Research,
                                                South San Francisco
Timothy J.R. Harris, Ph.D..............  47     Senior Vice President, Research,
                                                La Jolla
Natalie J. Warner, M.D.................  50     Vice President, Medical Affairs
Alan C. Mendelson, J.D.................  49     Secretary

     JOHN P. WALKER has been Chief Executive Officer and a director of the Company since 1993 and was appointed Chairman of the Board in January 1998. From 1993 to January 1998, he was also President of the Company. Prior to his association with the Company, Mr. Walker was the Chairman and Chief Executive Officer of Vitaphore Corporation, a medical device company which was sold to Union Carbide in 1990, and for a period of 15 years was an executive with American Hospital Supply Corporation, most recently serving as President of the Hospital Company. Mr. Walker also serves as Chairman of Signal Pharmaceuticals, Inc. and is on the board of directors of Microcide Corporation and Geron Corporation. Mr. Walker received a B.A. degree from the State University of New York at Buffalo and conducted graduate business studies at Northwestern University Institute of Management.

     DANIEL H. PETREE, J.D., has been President and Chief Operating Officer of the Company since January 1998. From June 1996 until January 1998, he served as Executive Vice President, Corporate Development of the Company. From August 1993 until June 1996, Mr. Petree served as the Company's Vice President, Corporate Development. Mr. Petree also served as Chief Financial Officer of the Company from August 1993 until December 1996. From 1992 to 1993, he was Vice President, Business Development of TSI Corporation, a biotechnology service company. Prior to that time, he was with Montgomery Securities, an investment bank, from 1987 to 1992, ultimately serving as Vice President, Health Care Group in Montgomery's corporate finance division. Mr. Petree received a J.D. degree from the University of Michigan Law School and holds a B.A. degree from Stanford University.

     FREDERICK J. RUEGSEGGER has been the Company's Senior Vice President, Finance and Corporate Development and Chief Financial Officer since January 1998. Prior to that he served as Vice President, Finance and Administration and Chief Financial Officer of the Company from December 1996 until January 1998. From 1993 to 1996, he was President and Chief Executive Officer of EyeSys Technologies, Inc., a medical instrument and software company. Mr. Ruegsegger served as Chief Financial Officer, from 1986 to 1993, and President, from 1991 to 1993, of Vitaphore Corporation, a medical device company. Mr. Ruegsegger received a B.S. degree in Economics from the University of Illinois and a Master of Management from Northwestern University's Kellogg Graduate School of Management.

     MICHAEL C. VENUTI, Ph.D., has been the Company's Senior Vice President, Research, South San Francisco, since January 1998, and had previously served as Vice President, Research and Chief Technical Officer since February 1997 and July 1996, respectively. Dr. Venuti joined the Company in November 1994 as Director of Chemistry and was promoted to Vice President of Chemistry in July 1995, where he served until February 1997. From 1993 until he joined the Company, he was at Parnassus Pharmaceuticals, a start-up biotechnology company that initiated insolvency proceedings in October 1994, where he was Vice President, Chief Scientific Officer and a founder. From 1988 to 1993, Dr. Venuti was at Genentech, Inc., a biotechnology company, where he was Director of Bioorganic Chemistry, a program that he helped establish. Dr. Venuti received an A.B. in chemistry from Dartmouth College, a Ph.D. in organic chemistry from the Massachusetts Institute of Technology and was a postdoctoral fellow at the Syntex Institute of Organic Chemistry.

     TIMOTHY J. R. HARRIS, PH.D., has served as the Company's Senior Vice President, Research, La Jolla, since January 1998. From January 1994 until January 1998 he served as Senior Vice President, Research at Sequana. From March 1989 to December 1993, Dr. Harris served as Director of Biotechnology of Glaxo Group Research, Ltd., a pharmaceutical company. Prior to that, Dr. Harris was a Senior Molecular Biologist at Celltech Ltd., a biotechnology company. He received a B.Sc. in Biochemistry and an M.S. and Ph.D. in General Virology from the University of Birmingham in England.

     NATALIE J. WARNER, M.D., has been the Company's Vice President, Medical Affairs since January 1996, when she joined the Company in connection with its acquisition of Khepri Pharmaceuticals, Inc., a pharmaceutical research and development company. From January 1993 to December 1995, she was Vice President of Medical Affairs and Drug Development at Khepri Pharmaceuticals. From 1988 to 1993, Dr. Warner worked at Syntex Corporation, a pharmaceutical products and medical diagnostic systems company, where she held a number of positions, including Vice President of Clinical Research and Vice President, Worldwide Safety, Surveillance and Reporting. Prior to joining Syntex, Dr. Warner was Director of Clinical Research at Merck, Sharp & Dohme Research Laboratories. She received a B.A. from Swarthmore College, an M.D. from Cornell Medical College and completed her fellowship and residency at Columbia University.

     ALAN C. MENDELSON, J.D., has served as Secretary of the Company since July 1993, with the exception of several months in 1994. Mr. Mendelson also served as a director of the Company from May 1997 until January 1998, when he resigned in connection with the Merger. He has been a partner of Cooley Godward LLP, a private law firm and counsel to the Company, since 1980 and served as the managing partner of its Palo Alto office from May 1990 to March 1995 and November 1996 to October 1997. Mr. Mendelson also served as Acting General Counsel of Cadence Design Systems, Inc., an electronic design automation software company, from November 1995 to June 1996. Mr. Mendelson is currently a director of Acuson Corporation, CoCensys, Inc. and Isis Pharmaceuticals, Inc. Mr. Mendelson received an A.B. from the University of California, Berkeley and a J.D. from Harvard University.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1997, all applicable Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report, covering one transaction was filed late by Mr. Petree.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     In February 1997, the Board approved compensation for directors of $12,000 per year, payable at the rate of $3,000 per quarter, plus expenses for each non-employee director, commencing with the second quarter of 1997. The Company paid a total of $74,583 in compensation and expense reimbursement to non-employee directors in 1997.

     Each non-employee director of the Company also receives stock option grants under the 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Option Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors' Option Plan. Options granted under the Directors' Option Plan are intended by the Company not to qualify as incentive stock options under the Code.

     Option grants under the Directors' Option Plan are non-discretionary. Pursuant to the terms of the Directors' Option Plan, each person elected for the first time to be a non-employee director of the Company is automatically granted an option to purchase 30,000 shares of Common Stock upon the date of his or her initial election as a non-employee director by the Board or the stockholders of the Company. On the date of each Annual Meeting of stockholders, each member of the Company's Board of Directors who is not an employee of the Company (or an affiliate of such director where specified by the non-employee director), and has served as a non-employee director for at least three months, is automatically granted under the Directors' Option Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 5,000 shares of Common Stock of the Company. No other options may be granted at any time under the Directors' Option Plan. The exercise price of options granted under the Directors' Option Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Option Plan may not be exercised until the date upon which such optionee, or the affiliate of such optionee, as the case may be, has provided one year of continuous service as a non-employee director following the date of grant of such option, whereupon such option shall become exercisable as to 25% of the option shares. Twenty-five percent of the option shares shall become exercisable each year thereafter in accordance with the terms of the grant. The term of options granted under the Directors' Option Plan is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to such event.

     During the last fiscal year, each non-employee director of the Company who had been serving as such for at least one year prior to the 1997 Annual Meeting of Stockholders, received an automatic grant of options to purchase 5,000 shares of Common Stock under the Directors' Option Plan, at an exercise price per share of $12.19, the fair market value of the stock as of the date of grant. Dr. Arvin and Mr. Mendelson each received an automatic grant of options to purchase 30,000 shares of Common Stock upon their initial election as a non-employee director, at exercise prices per share of $14.49 and $12.19, respectively, the fair market value of the Common Stock as of the date of grant. As of February 28, 1998, no options had been exercised under the Directors' Option Plan.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     In August 1997, the Company entered into an employment agreement (the "Employment Agreement") with John P. Walker to serve as the Company's President and Chief Executive Officer. The Employment Agreement provides, among other things, for the following items of compensation: (i) an initial annual base salary of $380,000, which salary was retroactive to June 1, 1997; (ii) an annual bonus of up to fifty percent (50%) of Mr. Walker's base salary, provided Mr. Walker achieves certain target goals specified by the Board, and up to an additional fifty percent (50%) for overachievement of those goals; (iii) a stock option for 100,000 shares of the Company's Common Stock (which stock option was granted by the Compensation Committee on August 29, 1997); (iv) a voluntary supplemental life insurance policy in the name of Mr. Walker, which will provide aggregate death benefits of $1,186,000; and (v) health, pension, profit sharing and fringe benefits that are commensurate with those provided to other senior executives of the Company. The term of the Employment Agreement shall end on December 31, 2000, provided, however, that the Employment Agreement shall automatically be renewed on January 1, 2001 and every January 1 thereafter unless notice is provided by the Company or by Mr. Walker prior to October 1, 2000 or any October 1 thereafter.

     Pursuant to the Employment Agreement, all principal and accrued interest from (a) a $200,000 note issued by Mr. Walker to the Company in April 1993 to purchase 222,220 shares of Series D Preferred Stock (the "1993 Loan"), and (b) a $750,000 note issued by Mr. Walker to the Company in September 1996 in connection with his purchase of his principal residence (the "1996 Loan"), will be forgiven on specified effective dates, the first such effective date being October 12, 1997, with the entire amount being forgiven as of January 2, 2001, provided that Mr. Walker continues to provide services to the Company (each note was replaced by a note with substantially the same terms and conditions in September 1997, as described below). In addition, Mr. Walker is entitled to a specified lump-sum tax gross-up payment following each such effective date.

     The 1993 Loan was full-recourse and secured by the 222,220 shares of Series D Preferred Stock purchased by Mr. Walker (subsequently converted into 31,745 shares of the Company' Common Stock), bearing interest at the rate of 7% simple interest per annum and was due in February 1999. The 1996 Loan was full-recourse and secured by certain additional shares of stock in the Company held by Mr. Walker, bearing interest at the rate of 6.02% per annum, compounding annually, and was due in September 1998. During 1997, the largest aggregate amount outstanding of principal and interest on the 1993 Loan and the 1996 Loan was a combined $1,022,278. In September 1997, Mr. Walker issued two new notes in exchange for the cancellation of the 1993 Loan and the 1996 Loan. The new notes are secured by an aggregate of 153,410 shares of the Company's Common Stock and contain substantially the same terms and conditions as the 1993 Loan and the 1996 Loan, with the provisions for forgiveness of the principal and interest, except that: (i) the new notes are due and payable on January 2, 2001, (ii) the notes bear interest at the rate of 6.23% per annum, compounded annually, and
(iii) the principal and all accrued interest under the new notes becomes immediately due and payable upon Mr. Walker's termination of service for any reason or upon Mr. Walker's breach of the covenant not to compete with the Company.

     Under the Employment Agreement, if a "change of control" in the ownership of the Company occurs, then all outstanding stock options granted to Mr. Walker shall immediately vest and become exercisable in full and shall remain exercisable for the period specified in those options.

     Mr. Walker's employment can be terminated by Mr. Walker or the Company at any time for any reason whatsoever, with or without cause or advance notice. In the event Mr. Walker's employment with the Company is terminated for any reason other than (a) death, (b) disability, (c) a termination for cause, or (d) a voluntary termination not for "good reason" (which term includes an involuntary demotion, an involuntary reduction in base salary, an involuntary reduction in benefits under the Company's benefit plans (including equity benefits), except to the extent all other executive officers are similarly reduced, an involuntary relocation of more than 40 miles, any breach by the Company of the Employment Agreement, or any failure by the Company to obtain the assumption of the Employment Agreement by a successor or assign of the Company), then Mr. Walker will continue to receive his base salary and an amount equal to his annual bonus (reduced by any bonus amount already paid by the Company with respect to that fiscal year) for the remainder of the term of the Employment Agreement, paid in installments. Further, the Company shall reimburse Mr. Walker for all costs associated with the continuation of benefits pursuant to COBRA for the shorter of: (i) the term of the Employment Agreement or (ii) the maximum legal period for which COBRA would be available to Mr. Walker at the time of such termination.

     Under the Employment Agreement, if during or for two years immediately following Mr. Walker's employment, Mr. Walker, without prior approval of the Company, directly or indirectly engages or prepares to engage in any activities in competition with the Company, or accepts employment or establishes a business relationship with a business engaged in or preparing to engage in competition with the Company, then Mr. Walker's 100,000 share stock option grant shall, to the extent not previously exercised (or terminated pursuant to its terms), immediately terminate and cease to remain outstanding and the promissory notes issued by Mr. Walker to the Company shall become immediately due and payable in full.

     In January 1998, in connection with the resignations from the Board by Dr. Sievertsson and Mr. Mendelson pursuant to the Merger, the Board accelerated the vesting of all outstanding options to purchase Common Stock of the Company held by Dr. Sievertsson and Mr. Mendelson and extended the exercise period for such options to three years following such resignations, provided that Dr. Sievertsson and Mr. Mendelson remain available during such period to provide consulting services to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows for the fiscal years ended December 31, 1997, 1996 and 1995, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its four other most highly compensated executive officers at the end of the fiscal year and one former executive officer who departed from the Company during fiscal year 1997 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                             ANNUAL COMPENSATION                     COMPENSATION
                                   ---------------------------------------              AWARDS
                                                                 OTHER       ----------------------------
                                                                 ANNUAL       SECURITIES      ALL OTHER
                                          SALARY     BONUS    COMPENSATION    UNDERLYING     COMPENSATION
   NAME AND PRINCIPAL POSITION     YEAR     ($)       ($)         ($)        OPTIONS(#)(1)      ($)(2)
   ---------------------------     ----   -------   -------   ------------   -------------   ------------
John P. Walker...................  1997   361,250   127,300     128,382(3)      100,000           696
Chairman and Chief Executive.....  1996   310,000   100,500          --          90,000           720
Officer..........................  1995   265,000    75,000          --         100,000           696
Natalie J. Warner, M.D.(4).......  1997   228,000    38,190          --              --           624
Vice President, Medical
  Affairs........................  1996   216,000   146,988(5)        --         30,000           720
                                   1995        --        --          --          16,296(6)         --
Daniel H. Petree, J.D............  1997   204,500    41,105      15,551(3)           --           408
President, Chief Operating
  Officer........................  1996   188,000    36,480      14,333(7)       55,000           720
                                   1995   156,500    26,622      12,903(7)       45,000           391
Michael C. Venuti, Ph.D..........  1997   210,383    35,510          --          10,000           425
Senior Vice President,
  Research,......................  1996   182,500    32,075          --          30,000           576
South San Francisco..............  1995   150,475    19,892          --          40,000            95
Frederick J. Ruegsegger..........  1997   177,500    30,988      15,277(3)       20,000           408
Senior Vice President, Finance
  and............................  1996     7,292        --          --          40,000            17
Corporate Development and
  Chief..........................  1995        --        --          --              --            --
Financial Officer
Heinz Gschwend, Ph.D.(8).........  1997   194,628    38,525          --              --         2,714
Executive Vice President.........  1996   225,000    40,423          --          55,000           720
                                   1995   191,200    29,254          --          45,000         1,800

---------------
(1) Options vest over a four year period beginning on the grant date. The options will vest as to 1/48 of the total number of underlying shares subject to the grant on each monthly anniversary of the grant date until fully vested.

(2) Consists of life insurance premiums paid.

(3) Consists of indebtedness forgiven in 1997, including the interest rate reduction on one promissory note. See "Employment Agreements."

(4) Dr. Warner joined the Company in connection with its acquisition of Khepri Pharmaceuticals, Inc. in December 1996 (the "Khepri Merger").

(5) Includes a $108,000 one time lump-sum bonus pursuant to an agreement with the Company that terminated in December 1996, entered into in connection with the Khepri Merger.

(6) Options assumed by the Company in connection with the Khepri Merger.

(7) Consists of payments to Mr. Petree in connection with his relocation to California.

(8) Dr. Gschwend resigned in December 1997.

STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to the Named Executive Officers under its 1989 Stock Plan. The following tables show for the year ended December 31, 1997, certain information regarding options granted to, exercised by and held at year end by the Named Executive Officers:

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                   INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                             -----------------------------                  VALUE AT ASSUMED
                               NUMBER OF                                                  ANNUAL RATES OF STOCK
                              SECURITIES       % OF TOTAL                                  PRICE APPRECIATION
                              UNDERLYING     OPTIONS GRANTED   EXERCISE OR                 FOR OPTION TERM(1)
                                OPTIONS      TO EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------
           NAME              GRANTED(#)(2)   FISCAL YEAR(3)     ($/SH)(4)       DATE       5%($)       10%($)
           ----              -------------   ---------------   -----------   ----------   --------   ----------
John P. Walker.............     100,000           15.5            13.63       08/29/07    856,500    2,171,500
Natalie J. Warner, M.D.....          --             --               --             --         --           --
Daniel H. Petree, J.D......          --             --               --             --         --           --
Michael C. Venuti, Ph.D....      10,000           1.55            14.75       02/06/07     92,800      235,100
Frederick J. Ruegsegger....      20,000            3.1           12.625       10/01/07    158,700      402,500
Heinz Gschwend, Ph.D.......          --             --               --             --         --           --

---------------
(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not reflect the Company's estimate or projection of the future Common Stock price.

(2) All options shown granted in 1997 become exercisable as to 1/48th of the option shares each month, with full vesting generally occurring on the fourth anniversary of the date of hire or grant.

(3) Based on options to purchase 646,744 shares of Common Stock granted in 1997.

(4) Options were granted at an exercise price equal to the average fair market value of the Company's Common Stock for the 15 days prior to the date of grant, as determined by reference to the closing sale price of the Common Stock on the Nasdaq National Market for those days.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                       AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF
                                                                    SECURITIES         VALUE OF UNEXERCISED
                                                                    UNDERLYING             IN-THE-MONEY
                                                                UNEXERCISED OPTIONS          OPTIONS
                                                                   AT FY-END (#)          AT FY-END ($)
                             SHARES ACQUIRED       VALUE           EXERCISABLE/            EXERCISABLE/
           NAME              ON EXERCISE(#)    REALIZED($)(1)      UNEXERCISABLE         UNEXERCISABLE(2)
           ----              ---------------   --------------   -------------------    --------------------
John P. Walker.............      24,553            231,044        100,624/214,376        397,719/347,081
Natalie J. Warner, M.D.....          --                 --         25,540/ 20,756        155,627/ 29,808
Daniel H. Petree, J.D......      50,000            531,624         50,105/ 64,895        180,796/133,631
Michael C. Venuti, Ph.D....          --                 --         46,230/ 50,770        185,844/ 55,683
Frederick J. Ruegsegger....          --                 --         10,833/ 49,167             --
Heinz Gschwend, Ph.D.......      89,285          1,090,175         45,631/ 44,361(3)      28,878/107,712(3)

---------------
(1) Based on the fair market value of the Common Stock on the date of exercise, minus the exercise price, multiplied by the number of shares underlying the option.

(2) Based on the fair market value of the Common Stock as of December 31, 1997 ($8.38), minus the exercise price, multiplied by the number of shares underlying the option.

(3) Dr. Gschwend left the Company on December 31, 1997. Due to his departure, the shares unexercisable were cancelled.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 1997, the Compensation Committee was composed of Brook H. Byers and Anthony B. Evnin, Ph.D. Neither Mr. Byers nor Dr. Evnin is or has been an officer or employee of the Company.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                         ON EXECUTIVE COMPENSATION(1)

GENERAL

     From June 1995 until February 1998, the Compensation Committee (the "Committee") has been comprised of Brook H. Byers and Anthony B. Evnin, Ph.D. In February 1998, Mr. Kailian replaced Mr. Byers on the Committee.

COMPENSATION PHILOSOPHY

     The primary goal of the Company is to align compensation with the Company's business objectives and performance. The Company's aim is to attract, retain and reward executive officers and other employees who contribute to the long-term success of the Company and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and the creation of stockholder value, the Company has adopted a total compensation package comprised of base salary, bonus and stock option and stock grant awards. Key elements of this compensation package are:

     O The Company pays salaries competitive with those of leading biotechnology and pharmaceutical companies with which the Company competes for talent.

     O The Company maintains incentive opportunities designed to motivate and reward achievement of specific Company and individual goals. The availability of these incentives is designed to bring the total compensation for key employees to competitive levels within the industry.

     O The Company provides significant equity-based incentives for executives and other key employees to ensure that individuals are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

SALARY

     The salary compensation for all employees, including executive officers, is based upon a matrix that plots the base compensation of an employee against the compensation of employees in similar positions in other biotechnology and pharmaceutical companies, in accordance with a published survey of the employee compensation of such companies. Base salaries are targeted at the upper quartile for comparable positions in the other companies in the matrix. Salary adjustments for 1997 were based on each individual's performance ranking. In establishing base salaries for the Company's executive officers, the Committee carefully reviewed the progress made in the programs headed by each officer in 1996 and the dependence of the Company on these officers for the scientific and business development of their respective programs. The Committee also considered salary information of other biotechnology and pharmaceutical corporations of comparable size to the Company and in the same geographical region.

     The base salaries of employees and executive officers are determined in part in reliance on the Radford Survey of the prevailing competitive salaries. In December 1996, based on the Committee's review of salaries in the Radford Survey, as well as salaries for companies in the same geographical region, of similar size and within the same industry, together with individual and Company performance in 1996, the Committee recommended 1997 base salary increases of 5.5% to 8% over 1996 base salaries for executives officers, including the Chief Executive Officer.

---------------

(1)The Material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

ANNUAL INCENTIVE COMPENSATION

     A portion of the cash compensation paid to the Company's executive officers, including the Chief Executive Officer, is in the form of discretionary bonus payments that are paid on an annual basis as part of the Company's 1997 Bonus Plan. Bonus payments for 1997 were expressly linked to the attainment of goals established for the Company as a whole. These bonuses were limited by the target bonus established for each officer, which is a percentage of the officer's base salary. General corporate goals in 1997 included the establishment of collaborative partnering arrangements in key areas of research; the continuation of clinical development of the Company's compounds and the achievement of certain research milestones in the Company's discovery programs; and achievement of a key strategic initiative, the progress toward the merger with Sequana. In awarding discretionary bonuses to executive officers, the Committee agreed with management's assessment of a 67% achievement rating for the attainment of the general corporate goals established for 1997. Accordingly, the executive officers, including the Chief Executive Officer, were awarded 67% of their respective individual bonus potential for 1997.

LONG-TERM INCENTIVES

     The Company's primary long-term incentive program presently consists of the 1989 Stock Plan and the Employee Stock Purchase Plan (the "Purchase Plan"). The 1989 Stock Plan utilizes vesting periods (generally four years) to encourage key employees to continue in the employ of the Company. Through option grants, executives are rewarded for past performance and receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the 1989 Stock Plan generally is 100% of the fair market value of the underlying stock on the date of grant. Employees receive value from these grants only if the Company's Common Stock appreciates in the long term.

     The Company established the Purchase Plan both to encourage employees to continue in the employ of the Company and to motivate employees through an ownership interest in the Company. Under the Purchase Plan, employees, including officers, may have up to 10% of their respective earnings withheld for purchases of Common Stock on certain dates specified by the Board. The price of Common Stock purchased will be equal to 85% of the lower of the fair market value of the Common Stock on the date of commencement of participation in each 24-month offering period or on each specified purchase date.

     In January 1998, the Committee granted stock options to each executive officer of the Company. The grant of the options was based on the performance of each executive officer in 1997 and the need to retain these officers in light of the increasing demands placed upon them as a result of the Company's growth. In this regard, the Committee was mindful of, among other things, the success of these officers, which was evidenced by the their efforts in connection with the Merger; the establishment of a collaboration agreement with each of Bristol-Myers Squibb and Parke-Davis in October 1997; and the progress of the Company's preclinical and clinical programs. In reaching its decisions, the Committee relied on its experience, information gained in the hiring process, and the value of the respective executive officer's previously issued stock options.

COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

     The Chief Executive Officer joined the Company in February 1993. His initial salary, potential bonus and stock option grants were determined on the basis of negotiations between the Board of Directors and the Chief Executive Officer with due regard to his experience, competitive salary information and market conditions at the time. Based on the criteria set forth above for all executive officers, the Committee recommended an increase of 8% in Mr. Walker's base salary for 1997 over his 1996 base salary. Mr. Walker's 1997 salary was adjusted in July 1997 in accordance with the Employment Agreement. As with the other executive officers, the amount of Mr. Walker's total compensation, in accordance with the Employment Agreement, was based on the Company's 1997 accomplishments and the Chief Executive Officer's significant contribution thereto. In accordance with the Employment Agreement and the 1997 Bonus Plan and the Company's long term incentive program discussed above, Mr. Walker received a bonus of $127,300 for 1997 and was granted an option to purchase 100,000 and 60,000 shares of the Company's Common Stock under the 1989 Stock Plan in August 1997 and January 1998, respectively, at the fair market value of the Company's Common Stock on the respective grant dates. The 100,000 options granted in August 1997 vest monthly over a four-year period from the date of grant and the 60,000 options granted in January 1998 vest at the rate of 15% of the shares subject to the option upon the first anniversary of the grant date and an additional 20%, 25% and 40%, respectively, on successive one-year anniversaries of the grant date.

CERTAIN TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

     The Committee has determined that stock options granted under the Company's 1989 Stock Plan and 1997 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation." The Company's stockholders have approved the provisions of the 1989 Stock Plan and 1997 Equity Incentive Plan which allow any compensation recognized by an executive officer as a result of the grant of such a stock option not to be limited in deductibility by the Company under Section 162(m) of the Code.

     From the members of the Compensation Committee of the Company in 1997.

                                          BROOK H. BYERS
                                          ANTHONY B. EVNIN, PH.D.

                     PERFORMANCE MEASUREMENT COMPARISON(1)

     The following chart shows the value of an investment of $100 in cash of (i) the Company's Common Stock, (ii) the Nasdaq Stock Market -- U.S. Index, and
(iii) the AMEX Biotechnology Index. All values assume reinvestment of the full amount of all dividends*:

                                          'Axys
        Measurement Period          Pharmaceuticals,      Nasdaq Stock            Amex
      (Fiscal Year Covered)               Inc.'            Market - US        Biotechnology
11/19/93                                100.00              100.00              100.00
11/30/93                                103.70              100.53               99.27
12/31/93                                 90.74              103.33               94.52
12/31/94                                 96.30              101.00               66.99
12/31/95                                200.00              142.84              109.21
12/31/96                                200.00              175.69              117.81
12/31/97                                124.07              215.65              132.60

---------------
  * $100 invested on November 19, 1993 (the date of the Company's initial public offering) in Common Stock of the Company and in the indices, including reinvestment of dividends. Fiscal year ending December 31.

(1) This Section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In March 1996 the Company entered into a research and development agreement with Pharmacia & Upjohn AB, pursuant to which the Company will share with Pharmacia & Upjohn AB certain of its compound libraries and technologies for synthesis and screening in exchange for license fees and milestone payments. During 1997, the Company received an aggregate of $5,772,467 from Pharmacia & Upjohn AB relating to commitment fees and research funding and support under new and existing collaborative agreements with the Company. The Company paid Pharmacia & Upjohn AB approximately $32,327 for routine purchases of materials and supplies. Hans U. Sievertsson, Ph.D., a director of the Company until January 1998, is a Vice President of Pharmacia AB, a unit of Pharmacia & Upjohn AB.

     Sequana and Kevin J. Kinsella were parties to an employment agreement pursuant to which Mr. Kinsella served as Sequana's President and Chief Executive Officer. Pursuant to the agreement, following the Merger certain shares held by Mr. Kinsella were released from a repurchase option in favor of Sequana. In addition, Sequana and Mr. Kinsella were parties to a severance agreement. The severance agreement provided that following the Merger, if Mr. Kinsella's employment was terminated voluntarily or involuntarily, Mr. Kinsella was entitled to receive his then-current base salary and benefits for a period of two years. The Company paid Mr. Kinsella $520,179 pursuant to this agreement. Furthermore, the severance agreement provided that upon the closing of the Merger, Sequana would forgive all principal and outstanding interest owed by Mr. Kinsella to Sequana pursuant to a promissory note in the principal amount of $187,500. The total amount forgiven on this loan was $228,775.

     The Company entered into an employment agreement with Timothy J.R. Harris, Ph.D., in January 1998, to serve as the Company's Senior Vice President, Research, La Jolla (the "Agreement"). The Agreement provides, among other things, for (i) a minimum annual base salary of $235,000; (ii) a bonus of 50% of Dr. Harris' base salary if he remains an employee of the Company for a one-year period from the date of the Agreement; and (iii) a bonus of up to 50% of his base salary on the one year anniversary of the date of the Agreement if certain conditions are met in connection with the success of the Merger. The Agreement also provides for standard benefits and compensation for Dr. Harris which are commensurate with those provided to the Company's employees generally.

     Dr. Harris' employment with the Company can be terminated by Dr. Harris or the Company at any time for any reason whatsoever, with or without cause or advance notice. In the event Dr. Harris' employment is terminated by the Company without cause (as defined in the Agreement) before the one-year anniversary of the date of the Agreement, the Company shall continue Dr. Harris' base salary until one year has elapsed from the date of the Agreement; the entire bonus amounts set forth above shall be paid on the date of termination; the Company will reimburse Dr. Harris for his COBRA coverage costs from the date of his termination until one year from the date of the Agreement, in the event Dr. Harris elects to continue health coverage under COBRA; and the vesting of any stock options which would have vested during the period from Dr. Harris' termination date until one year has elapsed from the date of the Agreement will be accelerated such that all such options would be vested as of the date of termination. In the event that Dr. Harris' employment is terminated by the Company with cause within one year of the date of the Agreement or in the event that Dr. Harris' employment is terminated with or without cause on or after one year from the date of the Agreement, Dr. Harris will not be entitled to severance pay or benefits.

     Pursuant to the Agreement, in the event that Dr. Harris terminates his employment with the Company, other than due to an involuntary relocation of more than 50 miles, he will not be entitled to severance pay or benefits. In addition, pursuant to the Agreement, Dr. Harris agreed to certain restrictions with respect to engaging in competitive activities during and after his employment with the Company and the solicitation of employees or customers of the Company.

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify.

Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers.

     See "Executive Compensation -- Employment Agreements and Change-in-Control Arrangements."

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          John P. Walker
                                          Chairman and Chief Executive Officer

April 30, 1998

                           AXYS PHARMACEUTICALS, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 27, 1998

John P. Walker and Frederick J. Ruegsegger, or either of them, each with power of substitution, hereby are authorized to represent and vote as designated on the reverse side the shares of the undersigned at the Annual Meeting of Stockholders of Axys Pharmaceuticals, Inc. to be held Wednesday, May 27, 1998, at 9:00 a.m. local time, at the Company's offices located at 180 Kimball Way, South San Francisco, California, or at any adjournment or postponement of the Annual Meeting.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the Election of Directors and FOR Proposal 2.

                              FOLD AND DETACH HERE

           PLEASE MARK, DATE, SIGN AND RETURN. PLEASE MARK YOUR VOTES
                        AS INDICATED IN THIS EXAMPLE |X|


1.      Election of Directors

                           FOR all           WITHHOLD AUTHORITY
                           nominees          to vote for all nominees
                           listed below.     listed below.
                               [ ]                [ ]


AUTHORITY TO VOTE FOR ANY NOMINEE MAY BE WITHHELD BY LINING THROUGH SUCH NOMINEE'S NAME BELOW.

John P. Walker, Ann M. Arvin, M.D., Brook H. Byers, Anthony B. Evnin, Ph.D., Vaughn M. Kailian, Donald Kennedy, Ph.D., Irwin Lerner, J. Leighton Read, M.D.



2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1998.

                                FOR     AGAINST     ABSTAIN
                                [ ]       [ ]         [ ]


3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

                                FOR     AGAINST     ABSTAIN
                                [ ]       [ ]         [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

Signature(s)___________________________________________  Dated___________, 1998

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY. IF SIGNING FOR ESTATES, TRUSTS OR CORPORATIONS, TITLE OR CAPACITY SHOULD BE STATED. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD BE STATED. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.

                              FOLD AND DETACH HERE